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Exhibit 5.1

OPINION AND CONSENT OF HELLER EHRMAN WHITE MCAULIFFE LLP

JUNE 24, 2004

  The Immune Response Corporation
  5931 Darwin Court
  Carlsbad, California 92008

  Re:
  The Immune Response Corporation Registration Statement on Form S-8 for 360,000 Shares of Common Stock

Ladies and Gentlemen:

        In connection with your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 360,000 shares of Common Stock of The Immune Response Corporation (the "Company") under the 401(k) Stock Match Plan (the "Plan"), we advise you that, in our opinion, if and when such shares have been issued and sold pursuant to stock issuances in accordance with the Plan and in accordance with the Registration Statement, such shares of the Company's Common Stock will be legally issued, fully paid and nonassessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto. Subject to the foregoing sentence, this opinion is given as of the date hereof solely for your benefit and may not be relied upon, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

                      Very truly yours,

                      /s/  HELLER EHRMAN WHITE MCAULIFFE LLP

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OPINION AND CONSENT OF HELLER EHRMAN WHITE MCAULIFFE LLP JUNE 24, 2004